Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

CELL GENESYS REPORTS SECOND QUARTER 2007 RESULTS

SOUTH SAN FRANCISCO, CA, August 7, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the second quarter ended June 30, 2007. The company reported a net loss of $1.9 million, or $0.03 per fully diluted share, for the second quarter of 2007, compared with a net loss of $27.9 million, or $0.60 per fully diluted share, in the corresponding period of 2006.

The decrease in net loss reported in the second quarter of 2007 compared with the net loss for the corresponding period in the previous year is due to a favorable settlement with the Internal Revenue Service (IRS) in the second quarter of 2007 relating to the company’s 2000 tax return. The settlement resulted in a decrease of approximately $26.8 million in accrued income tax liabilities following a payment to the IRS of $3.3 million in federal tax and interest.

“We are very pleased with our recent business progress, most notably the completion of patient recruitment in the first of two ongoing Phase 3 trials of our lead product, GVAX immunotherapy for prostate cancer. This is a major milestone for this program and our business in general,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We are equally pleased that we have been able to maintain our financial strength as we advance this key development program with a successful equity financing during the quarter.”

Revenues for the second quarter ended June 30, 2007, were less than $0.1 million compared with revenues of $1.0 million for the corresponding period in 2006. The difference is due to the timing of revenue from existing licensing arrangements which varies from quarter to quarter.

The company’s research and development costs were $25.0 million for the second quarter of 2007 compared with $23.2 million for the corresponding period in 2006. The increase is primarily due to expenses related to the ongoing Phase 3 clinical trials of the company’s lead product development program, GVAX immunotherapy for prostate cancer. General and administrative expenses were $4.8 million for the second quarter of 2007 compared to $4.3 million for the corresponding period in 2006. This increase is primarily attributed to an increase in administrative expenses.

As of June 30, 2007, Cell Genesys had approximately $171.1 million in cash, cash equivalents and short-term investments compared to $154.1 million at December 31, 2006. The ending second quarter balance reflects gross proceeds raised since the beginning of 2007, including $12.5 million raised in the first quarter from the company’s Committed Equity Financing Facilities with Kingsbridge Capital Limited, and $60.0 million raised from a registered direct offering in the second quarter.

Second Quarter and Other Recent Highlights

•	Announced the completion of recruitment of over 600 patients into VITAL-1, the first of two ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer. The multi-center, randomized, controlled Phase 3 study in advanced prostate cancer will compare GVAX cancer immunotherapy to Taxotere® (docetaxel) chemotherapy plus prednisone in hormone refractory prostate cancer (HRPC) patients with metastatic disease. The primary endpoint of the trial is an improvement in survival. The company estimates the timing of the pre-planned interim analysis from the VITAL-1 trial to be in 2008, probably in the first half of the year, and that there will be a sufficient number of events required for the final analysis to follow sometime later in 2009.

•	Reported updated clinical data for GVAX immunotherapy for prostate cancer from the second of two, independent, multi-center Phase 2 clinical trials, which combined involved approximately 115 patients. Data from these two trials showed a median survival of 34.9 months and 35.0 months, respectively, for the patients who received doses comparable to the Phase 3 dose. The results of the first trial were published in the July 1, 2007, issue of Clinical Cancer Research. These results exceeded the predicted survival of 22.5 months and 22.0 months, respectively, as determined by a seven point patient disease characteristic nomogram. Results from both studies also compare favorably to the previously published median survival of 18.9 months for metastatic HRPC patients treated with Taxotere chemotherapy plus prednisone, the current standard of care. The company’s ongoing Phase 3 program is designed to confirm a potential survival benefit and safety profile for GVAX immunotherapy for prostate cancer.

•	Reported at the American Association for Cancer Research meeting in April 2007, immune response data from the company’s two previously conducted Phase 2 clinical trials of GVAX immunotherapy for prostate cancer. Evaluation of antibody responses in patients with advanced prostate cancer from these studies shows that the GVAX cell-based immunotherapy induces antibody responses to a broad array of prostate cancer-associated antigens, including some not previously known to be associated with prostate cancer. In addition, the antibody responses to this non patient-specific product were predominantly patient-specific and unique from patient to patient, indicating the potential advantage of a cell-based multi-antigen product such as GVAX to generate the broadest and most relevant immune response.

•	Announced three new clinical trials for GVAX immunotherapy for leukemia that are now under way in collaboration with the Johns Hopkins Sidney Kimmel Cancer Center. The new trials are based on encouraging results in an initial Phase 2 study of the product in patients with chronic myelogenous leukemia (CML) and include: a randomized Phase 2 trial in 56 patients with CML who have persistent molecular evidence of disease following Gleevec® (imatinib) therapy that will compare the combination of GVAX plus continued Gleevec to the combination of interferon-alpha, GM-CSF plus continued Gleevec with respect to the levels of bcr-abl, a well-established marker of residual leukemia. In addition, there will be an extension study of the initial Phase 2 trial in patients with CML that will evaluate the efficacy of a second course of GVAX in patients who failed to achieve a sustained complete response and a Phase 1 trial in 18 patients with poor risk myelodysplastic syndrome.

•	Announced follow-up data from a Phase 2 clinical trial of GVAX immunotherapy for pancreatic cancer that was conducted by the Johns Hopkins Sidney Kimmel Cancer Center. The trial enrolled 60 patients with operable pancreatic cancer who received GVAX after surgical resection of their tumor and adjuvant radiation and chemotherapy. The median overall survival for these patients was previously reported to be 26.8 months, a result which compares favorably to the 17 to 22 months median survival results published from multiple studies in patients undergoing pancreatic cancer surgery and adjuvant therapy. Of note, 53 of the 60 patients were considered high risk, based on the unfavorable finding that their cancer had spread to regional lymph nodes. The new data included a median disease-free survival of approximately 16 months which compares favorably to the 13 months disease-free survival recently reported for gemcitabine adjuvant therapy.

•	Announced follow-up data from the ongoing Phase 1 clinical trial in patients with advanced prostate cancer receiving GVAX immunotherapy for prostate cancer administered in combination with ipilimumab (MDX-010), a fully human anti-CTLA-4 antibody that is being jointly developed by Medarex and Bristol-Myers Squibb Company. The new data reported includes median follow-up of 18 months on the first 12 patients enrolled in the trial. Of the six patients who have received the two highest doses, antitumor activity has been observed in five patients, including prostate-specific antigen (PSA) declines of greater than 50 percent that were maintained in four of these patients for at least six months, with the longest response to date at approximately 16 months. Clinical evidence of antitumor activity has been observed in four of these five PSA responders, including complete resolution of multiple lesions on bone scan in two patients, and resolution of abdominal lymph node disease by CT scan and improvement in bone pain in one patient each. The five patients with PSA declines experienced either Grade 2 or 3 immune-mediated endocrine deficiencies similar in type to those previously reported with ipilimumab therapy, and were successfully treated with standard hormone replacement therapy and one patient who received the highest dose of ipilimumab developed a Grade 3 dose-limiting pulmonary alveolitis that responded to steroid treatment. Immunomonitoring studies showed that the combination therapy enhanced T cell and dendritic cell activity, which was more pronounced at the higher dose levels.

•	Raised gross proceeds of $60.0 million in a registered direct offering to institutional investors of 10.8 million shares of the company’s common stock at $5.55 per share and warrants to purchase up to 2.2 million shares of the company’s common stock at a price of $7.18 per share with selected institutional investors.

•	Reached a favorable settlement with the IRS regarding the audit of the company’s 2000 tax return. The settlement with the IRS was for $3.3 million in taxes and interest and resulted in a decrease in accrued income tax liabilities of $26.8 million.

Cell Genesys will host its quarterly conference call at 2:00 p.m. PST on Tuesday, August 7, 2007, to discuss events that occurred during the second quarter of 2007. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for at least 72 hours following the call. Please refer to reservation number 880320.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA, and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$3	$1,046	$1,276	$1,222
Operating expenses:
Research and development	25,030	23,203	49,045	48,517
General and administrative	4,782	4,268	10,027	9,296

Total operating expenses	29,812	27,471	59,072	57,813

Loss from operations	(29,809)	(26,425)	(57,796)	(56,591)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	—	—	62,677
Gain on sale of property and equipment	1,381	9	1,384	9
Interest and other income	2,201	1,756	4,120	3,316
Interest expense	(2,582)	(2,622)	(5,181)	(5,244)

Income (loss) before income taxes	(28,809)	(27,282)	(57,473)	4,167
Income tax benefit (provision)	26,918	(610)	26,133	(28,045)

Net loss	$(1,891)	$(27,892)	$(31,340)	$(23,878)

Basic and diluted net loss per common share	$(0.03)	$(0.60)	$(0.48)	$(0.52)

Weighted average shares of common stock outstanding – basic and diluted	71,171	46,629	65,939	46,127

CONSOLIDATED BALANCE SHEET DATA
(in thousands)			June 30,	December 31,
			2007	2006

			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$171,079	$154,074
Prepaid expenses and other current assets			3,535	3,481
Property and equipment, net			123,237	129,643
Unamortized debt issuance costs and other assets			3,550	3,969

Total assets			$301,401	$291,167

Other current liabilities			$16,496	$15,904
Current portion of accrued income taxes			—	35,410
Other liabilities			3,150	2,851
Non-current portion of accrued income taxes			5,947	—
Non-current portion of capital lease obligation			47,588	48,475
Convertible senior notes			145,000	145,000
Stockholders’ equity			83,220	43,527

Total liabilities and stockholders’ equity			$301,401	$291,167

Note 1. Derived from audited financial statements.

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